Hyliion Holdings Corp.

Amended and Restated Clawback Policy
(adopted November 7, 2023)

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Exchange Act Rule 10D-1 and NYSE Listed Company Manual Section 303A.14 (“Section 303A.14”).
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board or otherwise made in accordance with this Policy, Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and Section 303A.14 shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former Section 16 and executive officers, as determined by the Board to be within the scope of Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”).
Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company shall recover reasonably promptly the amount of erroneously awarded Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the earlier of (a) the date on which the Board or a Board committee, or the officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement that is subject to this Policy or (b) the date on which a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement that is subject to this Policy (such three-year period, plus any transition period required under Exchange Act Rule 10D-1 and Section 303A.14, the “Recovery Period”).

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation, including but not limited to any of the following, that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.

•Restricted stock.
•Restricted stock units.
•Performance shares.
•Performance units.
Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (“TSR”) are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”). Examples of financial reporting measures include, but are not limited to:
•Revenues.
•Net income.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA).
•Funds from operations.
•Liquidity measures such as working capital or operating cash flow.
•Return measures such as return on invested capital or return on assets.
•Earnings measures such as earnings per share.
•Non-GAAP financial measures as well other measures, metrics and ratios that are not non-GAAP measures.
Excess Incentive Compensation; Amount Subject to Recovery; Receipt
The amount to be recovered will be the excess of the Incentive Compensation received by the Covered Executive during the Recovery Period based on the erroneous data over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated results, computed without regard to taxes paid.
For Incentive Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR during the period. The Company must maintain documentation regarding its determination of that reasonable estimate and provide such documentation to the national securities exchange on which the Company’s securities are listed.
This Policy only applies to Incentive Compensation received by a Covered Executive (a) after beginning service as a Section 16 or executive officer; (b) who served as a Section 16 or executive officer at any time during the performance period for that Incentive Compensation; (c) while the Company has a class of securities listed on a national securities exchange; and (d) during the Recovery Period.
Incentive Compensation shall be deemed to have been “received” by the Covered Executive in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award was attained, even if the payment or grant of that award occurs after the end of that period.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping erroneously awarded Incentive Compensation hereunder which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, nor shall it make any payment or provide any reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.
Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, subject to and unless otherwise provided in this Policy or in Exchange Act Rule 10D-1 and Section 303A.14. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”), but may apply retroactively as contemplated herein and in Section 10D of the Exchange Act, Exchange Act Rule 10D-1, and Section 303.A14.
Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by, or to comply with, any federal securities laws, regulations adopted by the SEC, or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything contrary herein, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, SEC rules, or rules of any national securities exchange on which the Company’s securities are listed.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar additional policy adopted by the Company to supplement this Policy, any similar policy in any employment agreement, equity award agreement, or similar agreement, any compensation, incentive, or severance plan or policy and any other remedies at law or in equity available to the Company.
Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless the conditions set forth in Exchange Act Rule 10D-1 and Section 303A.14 are met, and the Compensation Committee, or in the absence of an independent Compensation Committee, a majority of the independent directors serving on the Board, has made a determination that recovery would be impracticable, in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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